UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange act of 1934

Date of Report (Date of earliest event reported)      June 9, 2005

OSTEOTECH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19278 (Commission File Number)	13-3357370 (IRS Employer Identification No.)

51 James Way, Eatontown, New Jersey (Address of Principal Executive Offices)	07724 (Zip Code)

Registrant’s telephone number, including area code     (732) 542-2800

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(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2005, the compensation committee of Osteotech, Inc.’s board of directors met to discuss succession plans regarding certain officers of Osteotech. The actions described below that the compensation committee is taking are consistent with such succession planning, including the expectation that Mr. Bauer will retire as Osteotech’s Chief Executive Officer within the next twelve to eighteen months. Additionally, this action was taken at this time in advance of negotiation of Mr. Bauer’s retirement agreement.

In connection with such succession planning, the compensation committee approved amending all of the option agreements issued to Mr. Bauer, to provide that all of his options shall remain exercisable through the original expiration date of such option agreements, notwithstanding any provisions in such option agreements which would have limited the exercise period of such options following the termination of Mr. Bauer’s employment with Osteotech. Originally the option agreements provided that upon the termination of Mr. Bauer’s employment with Osteotech, the option granted to Mr. Bauer must be exercised no later than the earlier of (i) the original expiration date or (ii)(a) the 90th day following the termination of Mr. Bauer’s employment with Osteotech or (b) the first anniversary of the date Mr. Bauer’s employment with the Osteotech is terminated if his employment is terminated due to his death or disability.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2005

OSTEOTECH, INC. —————————————————— (Registrant)

By	/s/ Michael J. Jeffries Michael J. Jeffries Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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